Exhibit 99.1

Multi Packaging Solutions Appoints Jason Tyler to its Board of Directors

New York, NY, January 25, 2016 – Multi Packaging Solutions International Limited (NYSE: MPSX), (“MPS”; “the Company”), a global leader in value-added print and packaging solutions for the branded consumer, healthcare, and multi-media markets, today announced that Jason Tyler has been elected to serve on its Board of Directors effective January 20, 2016.

“Jason is a terrific addition to our Board and we look forward to working with him and leveraging his strategic planning and merger and acquisition expertise as we continue to grow the Company,” said Marc Shore, Chief Executive Officer.

Jason Tyler is the Global Head of the Institutional Group at Northern Trust Asset Management with oversight of institutional sales, client relationship management and advisory services, including the Outsourced Chief Investment Officer (OCIO) and Defined Contribution (DC) practices. Previously, Jason was the Head of Corporate Strategy at Northern Trust. In this capacity, Jason was responsible for the coordination of strategic planning and merger and acquisition activity for the Company.

About Multi Packaging Solutions

Multi Packaging Solutions is a leading global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has manufacturing locations across North America, Europe and Asia.

Contact

Paul Hatty, VP Finance - Investor Relations

Richard Zubek, Investor Relations

(646) 885-0005

150 East 52nd Street, 28th floor

New York, NY 10022

ir@multipkg.com

MPSX-IR